Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

The following description summarizes the most important terms of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated memorandum and articles of association. For a complete description of our securities, you should refer to our amended and restated memorandum and articles of association and applicable provisions of British Virgin Islands laws.

We are incorporated as a British Virgin Islands business company, and our affairs are governed by our amended and restated memorandum and articles of association and the laws of the British Virgin Islands. As used in this section, “we,” “us,” “our,” and “the Company” mean Greenland Technologies Holding Corporation and its successors, but not any of its subsidiaries.

Description of Shares

Our authorized shares consist of an unlimited number of shares, no par value per share, divided into the seven classes of shares as follows:

(a)	Class A ordinary shares of no par value;

(b)	Class B ordinary shares of no par value;

(c)	Class A preferred shares of no par value;

(d)	Class B preferred shares of no par value;

(e)	Class C preferred shares of no par value;

(f)	Class D preferred shares of no par value; and

(g)	Class E preferred shares of no par value.

Ordinary Shares

Holders of Class A ordinary shares are entitled to one (1) vote per share, and holders of Class B ordinary shares are entitled to twenty-five (25) votes per share, on all matters submitted to a vote of shareholders. Holders of Class A ordinary shares and Class B ordinary shares are entitled to an equal share in any dividend paid by the Company and an equal share in the distribution of the surplus assets of the Company on its liquidation.

Holders of our ordinary shares have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our ordinary shares, except as otherwise set forth in our amended and restated memorandum and articles of association.

Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person who is not an affiliate of such holder, such Class B ordinary shares are automatically and immediately converted into an equal number of Class A ordinary shares. Class A ordinary shares are freely transferable.

The rights, preferences and privileges of the holders of ordinary shares are subject to those of the holders of any preferred shares we may issue in the future.

Key Provisions of Our Amended and Restated Memorandum and Articles of Association and British Virgin Islands Law Affecting Our Ordinary Shares

The following are summaries of material terms and provisions of our amended and restated memorandum and articles of association and the BVI Business Companies Act 2004 (as amended) (the “BVI Act”), insofar as they relate to the material terms of our ordinary shares. This summary is not intended to be complete, and you should read the forms of our amended and restated memorandum and articles of association.

Voting Rights

Under the BVI Act, the ordinary shares are deemed to be issued when the name of the relevant shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Continental Stock Transfer & Trust Company, which will enter the names of our shareholders in our register of members. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of ours, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the courts of the British Virgin Islands for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct us to pay all costs of the application and any damages the applicant may have sustained.

Under our amended and restated memorandum and articles of association, the Company is required to maintain a register of members containing the names and addresses of the persons who hold shares, the number of each class and series of shares held by each member, the date on which the name of each member was entered in the register, and the date on which any person ceased to be a member. A share is deemed to be issued when the name of the member is entered in the share register. The register of members is prima facie evidence of any matters directed or authorized by the BVI Act to be contained therein, and a member registered in the register of members is deemed, as between the member and the Company, to be the holder of the shares registered in his or her name.

Our Class A ordinary shares that are traded on the Nasdaq Capital Market are held through The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Cede & Co. is therefore the sole registered holder of such shares in our register of members. Beneficial owners of shares held through DTC do not appear in our register of members and must rely on the DTC system and their brokers, dealers, banks or other financial intermediaries to exercise their rights as shareholders, including voting rights, dividend rights and other rights associated with the shares. As between the Company and Cede & Co., Cede & Co. as the registered holder is deemed to be the holder of such shares for all purposes under BVI law and our amended and restated memorandum and articles of association.

Subject to any rights or restrictions attached to any shares, at any general meeting, on a show of hands, every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded by shareholders present in person or by proxy. If a shareholder disputes the outcome of the vote on a proposed resolution, the chairman shall cause a poll to be taken.

Nothing under the laws of the British Virgin Islands specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, however, cumulative voting for the election of directors is permitted only if expressly provided for in the memorandum or articles of association. Our amended and restated memorandum and articles of association do not provide for cumulative voting for such elections.

Under British Virgin Islands law, the voting rights of shareholders are regulated by our amended and restated memorandum and articles of association and, in certain circumstances, the BVI Act. Our amended and restated memorandum and articles of association govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Unless our amended and restated memorandum and articles of association provide otherwise, the requisite majority is generally a simple majority of votes cast.

Preemptive Rights

British Virgin Islands laws do not make a distinction between public and private companies and some of the protections and safeguards (such as statutory preemption rights) that investors may expect to find in relation to a public company are not provided for under British Virgin Islands laws. Whilst there are preemption rights applicable to the issuance of new shares under British Virgin Islands law, such rights only apply where expressly stated in a company’s memorandum and articles of association and our amended and restated memorandum and articles of association expressly disapplies the statutory preemption rights.

Liquidation

As permitted by British Virgin Islands law and our amended and restated memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if our assets exceed our liabilities and we are able to pay our debts as they fall due.

Variation of Rights

As permitted by British Virgin Islands law and our amended and restated memorandum and articles of association, the rights attached to the ordinary shares as specified in our amended and restated memorandum and articles of association may only be varied by a resolution passed at a meeting by the holders of more than 50% of the ordinary shares who, being entitled to do so, are present in person or by proxy at a duly convened and constituted meeting and vote on such resolution, unless otherwise provided by the terms of issue of such class.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by a written instrument of transfer in the usual or common form or in any other form as our directors may approve.

Share Repurchase

As permitted by the BVI Act and our amended and restated memorandum and articles of association, we may repurchase, redeem or otherwise acquire our shares.

Dividends

Subject to the BVI Act and our amended and restated memorandum and articles of association, our directors may declare dividends at such time and in such amount as they think fit, provided they are satisfied, on reasonable grounds, that immediately after the distribution of such dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. No dividend shall bear interest against us.

Board of Directors

We are managed by a board of directors (the “Board”) which currently consists of five (5) directors. Our amended and restated memorandum and articles of association provide that the minimum number of directors shall be one and there shall be no maximum number of directors.

There are no share ownership qualifications for directors under our amended and restated memorandum and articles of association.

Meetings of the Board may be convened at any time deemed necessary by any director.

A meeting of the Board is quorate if at least a majority of the directors are present in person or represented by an alternate director. At any meeting of the Board, each director, whether present in person or by alternate, is entitled to one vote.

Questions arising at a meeting of our Board shall be decided by a simple majority vote of the directors present or represented at the meeting. Our Board may also pass unanimous written resolutions without a meeting.

Staggered Board of Directors

Our amended and restated memorandum and articles of association provide for a staggered Board consisting of two classes of directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting (an “AGM”) and the Class II Directors shall stand elected for a term expiring at the Company’s second AGM. Commencing at the Company’s first AGM, and at each following AGM, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second AGM following their election. The initial terms of office of the Class I and Class II directors have been staggered over a period of two years to ensure that all directors of the Company do not face re-election in the same year. Except as the BVI Act or any applicable law may otherwise require, in the interim between an AGM or general meeting called for the election of directors and/or the removal of one or more directors, any vacancy on the Board may be filled by the majority vote of the remaining directors. A director may be removed from office with or without cause by a Resolution of Members or, subject to the staggered board provisions, by a resolution of directors. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. There is nothing under the laws of the British Virgin Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors. Our amended and restated memorandum and articles of association do not provide for cumulative voting for such elections.

Duties of Directors

British Virgin Islands law provides that each of our directors, in exercising his or her powers or performing his or her duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the Company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account the nature of the Company, the nature of the decision, and the position of the director and his or her responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his or her powers as a director for a proper purpose and shall not act, or agree to the Company acting, in a manner that contravenes British Virgin Islands law or the amended and restated memorandum and articles of association of the Company.

Interested Directors

The BVI Act provides that a director shall, after becoming aware that he or she is interested in a transaction entered into or to be entered into by the Company, disclose that interest to our Board. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by us or the director, so long as the director’s interest was disclosed to the Board prior to our entry into the transaction or was not required to be disclosed (for example, where the transaction is between us and the director or is otherwise in the ordinary course of business and on usual terms and conditions). As permitted by British Virgin Islands laws and our amended and restated memorandum and articles of association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered, and sign documents on our behalf which relate to the transaction.

Meetings of Shareholders

If our shareholders want us to hold a shareholder meeting, they may requisition the directors to hold one upon the written request of shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Island laws, we may not increase the required percentage to call a meeting above 30%.

Subject to our amended and restated memorandum and articles of association, the director convening a meeting of members shall give not less than 10 nor more than 60 days’ written notice of such meeting to: (a) those members whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting; and (b) the other directors.

A meeting called by shorter notice than that specified above shall be valid if shareholders holding at least 90% of the total voting rights in respect of all matters to be considered at the meeting have waived notice of the meeting, and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all shares held by that shareholder.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares entitled to vote on resolutions of members to be considered at the meeting. A quorum may comprise a single shareholder or proxy, and such person may pass a resolution of shareholders; a certificate signed by such person, accompanied, where such person is a proxy, by a copy of the proxy instrument, shall constitute a valid resolution of shareholders.

If within two hours from the time appointed for the meeting, a quorum is not present, the meeting, at the discretion of the Chairman of the Board of Directors, shall either be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board of Directors.

Protection of Minority Shareholders

Under the laws of the British Virgin Islands, there is limited statutory protection for minority shareholders, other than the provisions of the BVI Act addressing shareholder remedies. One such statutory protection is that shareholders may bring an action to enforce the BVI Act or our amended and restated memorandum and articles of association. Shareholders are entitled to have our affairs conducted in accordance with the BVI Act and our amended and restated memorandum and articles of association.

There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law, as the common law of the British Virgin Islands is limited. Under the general rule of English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board. However, every shareholder is entitled to have our affairs conducted properly according to British Virgin Islands laws and our constituent documents. As such, if those who control the company have disregarded the requirements of applicable law or the provisions of our amended and restated memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) a company is acting or proposing to act illegally or beyond the scope of its authority; (2) the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; (3) the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or (4) those who control the company are perpetrating a “fraud on the minority.”

Issuance of Additional Ordinary Shares

Our amended and restated memorandum and articles of association authorize our Board to issue additional ordinary shares from time to time as our Board shall determine, to the extent of available authorized but unissued shares.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares, which shall have such rights, privileges, restrictions and conditions as may attach to the shares in issue. We may, by resolution of directors or shareholders:

●	consolidate and divide all or any of our unissued authorized shares into shares of a larger or smaller amount than our existing shares

●	cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

●	create new classes of shares with preferences to be determined by resolution of the Board to amend our amended and restated memorandum and articles of association to create new classes of shares with such preferences at the time of authorization, provided that any such new classes of shares, with the exception of preferred shares, may only be created with prior shareholder approval.

Inspection of Books and Records

Under British Virgin Islands law, shareholders of our ordinary shares are entitled, upon giving written notice to us, to inspect and make copies of or take extracts from our: (a) amended and restated memorandum and articles of association; (b) register of shareholders; (c) register of directors; and (d) minutes of meetings and resolutions of shareholders and of those classes of shareholders of which he is a shareholder.

Subject to our amended and restated memorandum and articles of association, our directors may, if they are satisfied that it would be contrary to our interests to allow a shareholder to inspect any document, or part of a document, as referenced in clauses (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from such records. Where our directors exercise their powers in these circumstances, they shall notify the shareholder as soon as reasonably practicable.

Preferred Shares

As of the date of this document, the Company has no preferred shares of any class issued and outstanding.

Our amended and restated memorandum and articles of association authorize the creation and issuance without shareholder approval of an unlimited number of preferred shares divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Board to amend our amended and restated memorandum and articles of association to create such designations, rights and preferences. We have five classes of preferred shares to provide flexibility as to the terms on which each class is issued. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow us to issue shares at different times on different terms. No preferred shares are currently issued or outstanding as of the date of this document. Accordingly, the Board is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights that could adversely affect the voting power or other rights of the holders of our ordinary shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we reserve the right to do so in the future.

The rights of preferred shareholders, once the preferred shares are in issue, may only be amended by a resolution to amend our amended and restated memorandum and articles of association, provided such amendment is also approved by a separate resolution of a majority of the votes of preferred shareholders who, being so entitled, attend and vote at the class meeting of the relevant preferred class. If our preferred shareholders want us to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30 percent of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above 30 percent.

Upon issuance, the preferred shares will be fully paid and non-assessable, which means that holders will have paid their purchase price in full and we may not require them to pay additional funds. Any preferred share terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our ordinary shares or adversely affect the rights and power, including voting rights, of the holders of our ordinary shares without any further vote or action by the shareholders. The rights of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the British Virgin Islands and Delaware differ in certain material respects. Set forth below is a summary of certain significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the comparable provisions of the General Corporation Law of the State of Delaware (“DGCL”).

Shareholder Approval

Under the BVI Act, unless the memorandum or articles of association provide otherwise, the requisite majority for shareholder resolutions is generally a simple majority of votes cast. Under the DGCL, certain fundamental transactions, such as mergers, sales of substantially all assets, and amendments to the certificate of incorporation, generally require the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

Appraisal Rights

Under the BVI Act, shareholders who dissent from a merger or consolidation are entitled to payment of the fair value of their shares, unless the company is the surviving company and the shareholder continues to hold a similar interest. The BVI Act also provides dissent rights in connection with certain other transactions, including the disposition of more than 50% of the assets, business or property of the company (if not in the usual or regular course of business). Under the DGCL, appraisal rights are generally available in connection with mergers and consolidations, subject to certain exceptions (including a “market out” exception for shares listed on a national securities exchange), but are not available in connection with a sale of assets.

Fiduciary Duties

Under BVI law, directors owe duties to act honestly and in good faith and in what the director believes to be in the best interests of the company, and to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances. Under Delaware law, directors owe fiduciary duties of care and loyalty to the corporation and its stockholders. The duty of care requires that directors act on an informed basis after due consideration of all material information reasonably available. The duty of loyalty requires that directors act in good faith and in a manner that the director reasonably believes to be in the best interests of the corporation. Delaware law also permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of the duty of care, subject to certain exceptions. BVI law does not contain an analogous statutory provision permitting the elimination of director liability.

Derivative Actions

Under the BVI Act, the court may, on the application of a shareholder, grant leave to bring proceedings in the name and on behalf of the company. The court considers whether the shareholder is acting in good faith and whether the derivative action is in the interests of the company. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation if the stockholder was a stockholder at the time of the transaction complained of (or acquired the shares by operation of law from such a stockholder). Delaware law generally requires that a stockholder make a demand on the board of directors prior to bringing a derivative action, unless such demand would be futile.

Inspection of Books and Records

Under the BVI Act, shareholders are entitled, upon giving written notice, to inspect the memorandum and articles of association, the register of members, the register of directors, and minutes of meetings and resolutions of shareholders. However, directors may refuse or limit such inspection if they are satisfied it would be contrary to the company’s interests. Under the DGCL, any stockholder has the right, upon written demand and for any proper purpose, to inspect and make copies of the corporation’s stock ledger, list of stockholders, and other books and records. The DGCL does not permit the board to refuse inspection for a proper purpose.

Shareholder Meetings

Under the BVI Act, shareholders holding at least 30% of the voting rights may requisition the directors to convene a meeting of shareholders. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws.

Conflicts of Interest

Pursuant to the BVI Act and our amended and restated memorandum and articles of association, a director who has an interest in a transaction and who has declared such interest to the other directors may:

●	vote on a matter relating to the transaction;

●	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of establishing a quorum; and

●	sign a document on behalf of the Company, or do any other thing in his or her capacity as a director, that relates to the transaction.

Anti-money Laundering Laws

In order to comply with legislation and regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of any delay or failure by a subscriber to produce any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which such funds were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information giving rise to such knowledge or suspicion came to that person’s attention in the course of business, such person is required to report such belief or suspicion to the Financial Investigation Agency of the British Virgin Islands pursuant to the Proceeds of Criminal Conduct Act(Revised Edition 2020). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Poison Pill Defense

The BVI Act does not contain any provisions that specifically prevent the issuance of preferred shares or any other “poison pill” measures. Our amended and restated memorandum and articles of association also do not contain any express prohibitions on the issuance of any preferred shares. Accordingly, the directors, without the approval of the holders of ordinary shares, may issue preferred shares that have characteristics that may be deemed to have an anti-takeover effect. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, as noted above, under the BVI Act, a director in the exercise of his or her powers and performance of his or her duties is required to act honestly and in good faith in what the director believes to be the best interests of the company.

Certain provisions of our amended and restated memorandum and articles of association may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a shareholder might consider favorable. These provisions include: (i) a dual-class ordinary share structure, pursuant to which holders of Class B ordinary shares are entitled to twenty-five (25) votes per share, compared to one (1) vote per share for holders of Class A ordinary shares, which concentrates voting control in the holders of Class B ordinary shares; (ii) a staggered Board consisting of two classes of directors, with each class serving staggered two-year terms, which may delay the ability of shareholders to change the composition of the Board; (iii) the authority of the Board to issue preferred shares in one or more classes or series, with such rights, preferences and privileges as the Board may determine, without shareholder approval, which could be used to dilute the ownership or voting power of a potential hostile acquiror; (iv) the absence of cumulative voting for the election of directors, which may limit the ability of minority shareholders to elect director candidates; and (v) the requirement that shareholders holding at least 30% of the voting rights are needed to requisition a meeting of shareholders, which is higher than the thresholds typically found in many U.S. jurisdictions and may make it more difficult for shareholders to take collective action. These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our shareholders.

Mergers and Similar Arrangements

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. Under the DGCL, a merger generally requires approval by the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote, subject to certain exceptions (such as short-form mergers). Unlike Delaware law, the BVI Act does not provide for short-form mergers that permit a parent company to merge with a subsidiary without a vote of the subsidiary’s shareholders.

Shareholders may exercise rights under the BVI Act to dissent from a merger or consolidation of the Company. Under the BVI Act, a shareholder who dissents from a merger or consolidation is entitled to payment of the fair value of his or her shares, unless the Company is the surviving company and the shareholder continues to hold a similar interest in the surviving company. In addition, the BVI Act provides that shareholders are entitled to exercise dissent rights in connection with certain other transactions, including where the Company disposes of more than 50% of its assets, business or property, if such disposition is not in the usual or regular course of the business carried on by the Company. A shareholder who wishes to exercise such dissent rights must object in writing to the relevant transaction before the meeting of shareholders at which the transaction is to be voted on, or at the meeting but before the vote. If the Company and the dissenting shareholder fail to agree on the fair value of the shares within the prescribed time limits, either party may refer the matter to the British Virgin Islands court to determine fair value.

Shareholder Suits

We are not aware of any reported class action or derivative action having been brought in a court of the British Virgin Islands.

Under the BVI Act, if a company or a director of a company engages in, or proposes to engage in, conduct that contravenes the BVI Act or the memorandum of association or articles of the company, the BVI Court may, on the application of a shareholder or a director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in that conduct.

In addition, under the BVI Act, the BVI Court may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company or to intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave for such derivative actions, the court must take into account certain matters, including whether the shareholder is acting in good faith, whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters and whether an alternative remedy to the derivative claim is available.

A shareholder may bring an action against the company for breach of a duty owed by the company to such shareholder. The BVI Act also includes provisions for actions based on oppression and for representative actions in circumstances where the interests of the claimant are substantially the same as those of other shareholders.

Corporate Governance

British Virgin Islands law does not restrict transactions with directors, requiring only that directors exercise their duty to act honestly and in good faith in what the directors believe to be in the best interests of the company, and to disclose their interests in any relevant transaction.

Indemnification

British Virgin Islands law and our amended and restated memorandum and articles of association provide for the indemnification of our directors against all losses or liabilities incurred or sustained by such director in defending any proceedings, whether civil or criminal; provided that such indemnity shall only apply if the director acted honestly and in good faith with a view to the best interests of the company and, with respect to any criminal action, had no reasonable cause to believe that his or her conduct was unlawful.

Our amended and restated memorandum and articles of association also provide that the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another enterprise, against any liability asserted against such person and incurred by such person in that capacity, whether or not the Company has or would have had the power to indemnify such person against the liability as provided in the amended and restated memorandum and articles of association.

Limitations on Director Liability

Under the BVI Act, a director of a company is not liable for losses arising from the management of the company’s business and affairs unless such losses arise as a result of the director’s failure to act honestly and in good faith with a view to the best interests of the company, or the director’s failure to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances. Our amended and restated memorandum and articles of association do not contain provisions eliminating or limiting the personal liability of directors for monetary damages for breaches of fiduciary duty. Unlike the DGCL, which permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of the duty of care (subject to certain exceptions), BVI law does not contain an analogous statutory provision. However, as described above under “Indemnification,” our amended and restated memorandum and articles of association provide for indemnification of directors who act honestly and in good faith with a view to the best interests of the Company.

Exchange Controls and Foreign Ownership Restrictions

There are no exchange control regulations or currency restrictions under the laws of the British Virgin Islands. The British Virgin Islands does not impose any limitations on the right of non-resident or foreign owners to hold or vote our shares. There are no restrictions on the repatriation of capital or the remittance of dividends, interest or other payments to non-resident holders of our shares. British Virgin Islands law does not impose any withholding tax on payments of dividends or other distributions to shareholders.

Forum Selection

Our amended and restated memorandum and articles of association do not contain an exclusive forum selection clause. Accordingly, actions against the Company or its directors or officers may be brought in any court of competent jurisdiction, including courts in the British Virgin Islands, the United States, or elsewhere. The absence of an exclusive forum provision may result in increased costs and uncertainty associated with resolving disputes in multiple jurisdictions.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, NY 10004.

Stock Exchange Listing

Our Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “GTEC.”